Exhibit 3.1
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
ERA GROUP INC.
(Under Sections 242 and 245 of the
Delaware General Corporation Law)
Era Group Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware, as amended (the “DGCL”), does hereby certify as follows:
1. The name of the Corporation is Era Group Inc. The Corporation was originally incorporated under the name Marine Online Inc. The original certificate of incorporation of the Corporation was filed with the office of the Secretary of State of the State of Delaware on April 29, 1999. The original certificate of incorporation of the Corporation was amended and restated and was filed with the office of the Secretary of State of the State of Delaware on August 1, 2011. The first amended and restated certificate of incorporation of the Corporation was further amended and restated and was filed with the office of the Secretary of State of the State of Delaware on January 31, 2013.
2. An amendment to the certificate of incorporation, as previously amended and restated, was duly proposed by the Board of Directors of the Corporation (the “Board of Directors”) and approved by an affirmative vote of the holders of a majority of the voting power of all of the then-outstanding shares of capital stock of the Corporation entitled to vote thereon at the regularly scheduled annual meeting of the stockholders held on June 7, 2018, in accordance with Section 242 of the DGCL (the “Approved Amendment”).
3. This amended and restated certificate of incorporation (the “Certificate of Incorporation”) was duly adopted by the Board of Directors to integrate the Approved Amendment in accordance with Section 245 of the DGCL.
4. The Certificate of Incorporation is hereby restated to read in its entirety as follows:
ARTICLE I
Section 1.1. Name. The name of the Corporation is Era Group Inc.
ARTICLE II
Section 2.1. Address. The address of the Corporation’s registered office in the State of Delaware is 251 Little Falls Drive, Wilmington, Delaware 19808 in New Castle County. The name of its registered agent at such address is Corporation Services Company.
ARTICLE III
Section 3.1. Purpose. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL. Without limiting the generality of the foregoing, the Corporation shall have all of the powers conferred on corporations by the DGCL and other applicable law.
ARTICLE IV
Section 4.1. Authorized Shares. The total number of shares of all classes of stock which the Corporation shall have authority to issue is 70,000,000, consisting of 60,000,000 shares of Common Stock, par value one cent ($.01) per share (the “Common Stock”) and 10,000,000 shares of Preferred Stock, par value one cent ($.01) per share (the “Preferred Stock”).
Section 4.2. Issuance of Preferred Stock. The Board of Directors is authorized, subject to any limitations prescribed by law, to provide for the issuance of shares of Preferred Stock in series, and by filing a certificate pursuant to the applicable law of the State of Delaware (such certificate being hereinafter referred to as a “Preferred Stock Designation”), to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences, and rights of the shares of each such series and any qualifications, limitations or restrictions thereof. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all of the then-outstanding shares of capital stock of the Corporation entitled to vote thereon, without a vote of the holders of the Preferred Stock, or of any series thereof, unless a vote of any such holders is required pursuant to the terms of any Preferred Stock Designation.
Section 4.3. Voting. Each outstanding share of Common Stock shall entitle the holder thereof to one vote on each matter properly submitted to the stockholders of the Corporation for their vote; provided, however, that, except as otherwise required by law, holders of Common Stock shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any Preferred Stock Designation relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation (including any Preferred Stock Designation relating to any series of Preferred Stock).

ARTICLE V
Section 5.1. Powers of the Board. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. In addition to the powers and authority expressly conferred upon them by applicable law or by this Certificate of Incorporation (including any certificate of designation relating to any series or class of Preferred Stock) or the Bylaws of the Corporation, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, except as otherwise specifically required by law or as otherwise provided in this Certificate of Incorporation (including any certificate of designation relating to any series or class of Preferred Stock).
Section 5.2. Number of Directors. Subject to the terms of any one or more series or classes of Preferred Stock, the total number of directors constituting the entire Board of Directors shall consist of not less than three nor more than fifteen members, the exact number of which shall be fixed from time to time exclusively by resolution adopted by the affirmative vote of a majority of the entire Board of Directors.
Section 5.3. Removal of Directors. Subject to the terms of any one or more series or classes of Preferred Stock, any director may be removed from office at any time, with or without cause, by the affirmative vote of the holders of at least a majority of the voting power of the Corporation’s outstanding shares of stock entitled to vote at an election of directors.
Section 5.4. Term. The Board of Directors shall be elected by the stockholders at their annual meeting, and each director shall hold office until his or her successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement or removal from office. A director may resign at any time upon notice to the Corporation.
Section 5.5. Vacancies. Subject to the terms of any one or more series or classes of Preferred Stock, any vacancies in the Board of Directors for any reason and any newly created directorships resulting by reason of any increase in the number of directors shall be filled only by the Board of Directors (and not by the stockholders), acting by a majority of the remaining directors then in office, even if less than a quorum, or by a sole remaining director, and any directors so appointed shall hold office until the next election of the class of directors to which such directors have been appointed and until their successors are duly elected and qualified. No decrease in the number of authorized directors shall shorten the term of any incumbent director.
Section 5.6. Board of Directors Quorum and Voting. A majority of the Board of Directors shall constitute a quorum for all purposes any meeting of the Board of Directors, and, except as otherwise expressly provided by law or this Certificate of Incorporation, all matters shall be determined by the affirmative vote of a majority of the directors present at any meeting at which a quorum is present.
Section 5.7. Officers. Except as otherwise expressly delegated by resolution of the Board of Directors, the Board of Directors shall have the exclusive power and authority to appoint and remove officers of the Corporation.
ARTICLE VI

Section 6.1. Annual Meeting. An annual meeting of stockholders, for the election of directors to succeed those whose terms expire and for the transaction of such other business as may properly come before the meeting, shall be held at such place, on such date, and at such time as the Board of Directors shall fix.
Section 6.2. Elections of Directors. Elections of directors need not be by written ballot except and to the extent provided in the Bylaws of the Corporation.
Section 6.3. Advance Notice. Advance notice of nominations for the election of directors or proposals of other business to be considered by stockholders, made other than by the Board of Directors or a duly authorized committee thereof or any authorized officer of the Corporation to whom the Board of Directors or such committee shall have delegated such authority, shall be given in the manner provided in the Bylaws of the Corporation. Without limiting the generality of the foregoing, the Bylaws may require that such advance notice include such information as the Board of Directors may deem appropriate or useful.
Section 6.4. No Stockholder Action by Written Consent. Subject to the rights of the holders of any series of Preferred Stock, any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual meeting or special meeting of stockholders of the Corporation and may not be effected by any consent in writing by such stockholders.
Section 6.5. Postponement, Conduct and Adjournment of Meetings. Any meeting of stockholders may be postponed by action of the Board of Directors at any time in advance of such meeting. The Board of Directors shall have the power to adopt such rules and regulations for the conduct of the meetings and management of the affairs of the Corporation as they may deem proper and the power to adjourn any meeting of stockholders without a vote of the stockholders, which powers may be delegated by the Board of Directors to the chairman of such meeting in either such rules and regulations or pursuant to the Bylaws of the Corporation.
Section 6.6. Special Meetings of Stockholders. Special meetings of the stockholders of the Corporation, for any purpose or purposes, may be called at any time, but only by or at the direction of a majority of the directors then in office or the Chief Executive Officer of the Corporation. The ability of stockholders to call a special meeting of stockholders is specifically denied.
ARTICLE VII
Section 7.1. Limited Liability of Directors. A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.
Section 7.2. Indemnification. The Corporation shall indemnify its directors and officers to the fullest extent authorized or permitted by law, as now or hereafter in effect, and such right to indemnification shall continue as to a person who has ceased to be a director or officer of the Corporation and shall inure to the benefit of his or her heirs, executors and personal and legal representatives; provided, however, that, except for proceedings to enforce rights to indemnification, the Corporation shall not be obligated to indemnify any director or officer (or his or her heirs, executors or personal or legal representatives) in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized or consented to by the Board of Directors. The right to indemnification conferred by this Article VII shall include the right to be paid by the Corporation the expenses incurred in defending or otherwise participating in any proceeding in advance of its final disposition upon receipt by the Corporation of an undertaking by or on behalf of the director or officer receiving advancement to repay the amount advanced if it shall ultimately be determined that such person is not entitled to be indemnified by the Corporation under this Article VII. The Corporation may, to the extent authorized from time to time by the Board of Directors, provide rights to indemnification and to the advancement of expenses to employees and agents of the Corporation similar to those conferred in this Article VII to directors and officers of the Corporation.
Section 7.3. Non-Exclusivity. The rights to indemnification and to the advance of expenses conferred in this Article VII shall not be exclusive of any other right which any person may have or hereafter acquire under this Certificate of Incorporation (including any certificate of designations relating to any series or class of Preferred Stock), the Bylaws of the Corporation, any statute, agreement, vote of stockholders or disinterested directors or otherwise.
Section 7.4. Insurance. The Corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was or has agreed to become a director, officer, employee or agent of the Corporation against any liability asserted against him or her and incurred by him or her or on his or her behalf in such capacity, or arising out of his or her status as such, whether or not the Corporation would have the power to indemnify him or her against such liability.
Section 7.5. Amendment of Article VII. No alteration, amendment, addition to or repeal of this Article VII, nor the adoption of any provision of this Certificate of Incorporation (including any certificate of designations relating to any series or class of Preferred Stock) inconsistent with this Article VII, shall adversely affect any rights to indemnification and to the advancement of expenses of a director or officer of the Corporation existing at the time of such alteration, amendment, addition to, repeal or adoption with respect to any acts or omissions occurring prior to such alteration, amendment, addition to, repeal or adoption.
ARTICLE VIII
Section 8.1. Delaware. Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the DGCL) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.
ARTICLE IX
Section 9.1. Non-Citizen Voting Limitation. All (i) capital stock of, or other equity interests in, the Corporation, (ii) securities convertible into or exchangeable for shares of capital stock, voting securities or other equity interests in the Corporation, and (iii) options, warrants or other rights to acquire the securities described in clauses (i) and (ii), whether fixed or contingent, matured or unmatured, contractual, legal, equitable or otherwise (collectively, “Equity Securities”) shall be subject to the following limitations:
(a) Non-Citizen Voting Limitation. In no event shall the total number of shares of Equity Securities held by all Persons (as defined below) who fail to qualify as a “citizen of the United States,” as the term is used in Section 40102(a)(15) of Title 49 of the United States Code, in any similar legislation of the United States enacted in substitution or replacement therefor, and as interpreted by the Department of Transportation (a “U.S. Citizen”), be entitled to be more than 24.9% (or such other maximum percentage as such Section or substitute or replacement legislation shall hereafter provide) of the aggregate votes of all outstanding Equity Securities (the “Cap Amount”). In the event the total number of Equity Securities held by Persons who fail to qualify as a U.S. Citizen would otherwise entitle such holders to vote more than the Cap Amount, then the number of votes such holders shall be entitled to vote with respect to all Equity Securities held by such holders shall be reduced by such amount such that the total number of votes such holders of Equity Securities shall be entitled to vote shall equal the Cap Amount.
(b) Allocation of Cap Amounts. The restrictions imposed by the Cap Amount shall be applied pro rata among the holders of Equity Securities who fail to qualify as U.S. Citizens based on the number of votes to which the underlying Equity Securities are entitled.
Section 9.2. Legends. Each certificate, notice or other representative document for Equity Securities (including each such certificate, notice or representative document for Equity Securities issued upon any permitted transfer of Equity Securities) shall contain a legend in substantially the following form:

“The [type of Equity Securities] represented by this [certificate/notice/representative document] are subject to voting restrictions with respect to [shares/warrants, etc.] held by persons or entities that fail to qualify as “citizens of the United States” as the term is used in Section 40102(a)(15) of Title 49 of the United States Code. Such voting restrictions are contained in the Second Amended and Restated Certificate of Incorporation of Era Group Inc., as the same may be amended or restated from time to time. A complete and correct copy of the Second Amended and Restated Certificate of Incorporation shall be furnished free of charge to the holder of such shares of [type of Equity Securities] upon written request to the Secretary of the Corporation.”
Section 9.3. Beneficial Ownership Inquiry.
(a) The Corporation may by notice in writing (which may be included in the form of proxy or ballot distributed to stockholders of the Corporation in connection with the annual meeting (or any special meeting) of the stockholders of the Corporation, or otherwise) require any person or entity of any nature whatsoever, specifically including an individual, corporation, limited liability company, partnership, trust or other entity (a “Person”) that is a holder of record of Equity Securities or that the Corporation knows to have, or has reasonable cause to believe has, Beneficial Ownership of Equity Securities to certify in such manner as the Corporation shall deem appropriate (including by way of execution of any form of proxy or ballot by such Person) that, to the knowledge of such Person:
(i) all Equity Securities as to which such Person has record ownership or Beneficial Ownership are owned and controlled only by U.S. Citizens; or
(ii) the number and class or series of Equity Securities owned of record or that are Beneficially Owned by such Person that are owned or controlled by Persons who are not U.S. Citizens are as set forth in such certification.
“Beneficial Ownership” and “Beneficially Owned” as used herein refers to beneficial ownership as defined in Rule 13d-3 (without regard to the 60-day provision in paragraph (d)(l)(i) thereof) under the United States Securities Exchange Act of 1934, as amended.
(b) With respect to any Equity Securities identified by such Person in response to Section 9.3(a)(ii) of this Article IX, the Corporation may require such Person to provide such further information as the Corporation may reasonably require in order to implement the provisions of this Article IX.
Section 9.4. Board Authority. A majority of the Board of Directors shall have the exclusive power to determine all matters necessary to determine compliance with this Article IX, and the good faith determination of a majority of the Board of Directors on such matters shall be conclusive and binding for all the purposes of this Article IX.
ARTICLE X
Section 10.1. Forum. Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL or (iv) any action asserting a claim governed by the internal affairs doctrine. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article X.
ARTICLE XI
Section 11.1. Amendment. The Corporation reserves the right to amend, alter, change, or repeal any provision contained in this Certificate of Incorporation but only in the manner now or hereafter prescribed in this Certificate of Incorporation, the Corporation’s Bylaws or the DGCL, and all rights herein conferred upon stockholders are granted subject to such reservation.

ARTICLE XII

Section 12.1. Bylaws. The Board of Directors is expressly empowered to adopt, amend or repeal the Bylaws of the Corporation. Any adoption, amendment or repeal of the Bylaws of the Corporation by the Board of Directors shall require the approval of a majority of the directors then in office. The stockholders shall also have power to adopt, amend or repeal the Bylaws of the Corporation; provided, however, that, in addition to any vote of the holders of any class or series of stock of the Corporation required by law or by this Certificate of Incorporation, the affirmative vote of the holders of a majority of the voting power of all of the then outstanding shares of the capital stock of the Corporation entitled to vote thereon, voting together as a single class, shall be required to adopt, amend or repeal any provision of the Bylaws of the Corporation.

IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be executed on its behalf.

Era Group Inc.

By: /s/ Christopher Bradshaw___________________________
Name: Christopher Bradshaw
Title: Chief Executive Officer

[SIGNATURE PAGE TO AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF ERA GROUP INC.]